UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): November 15, 2013

AETRIUM INCORPORATED
(Exact name of registrant as specified in its charter)

Minnesota	0-22166	41-1439182
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2350 Helen Street, North St. Paul, Minnesota		55109
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (651) 770-2000

N/A
(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 15, 2013, Aetrium Incorporated (the “Company”) announced in a press release, a copy of which is attached hereto as Exhibit 99.1 and incorporated herein by reference, that Daniel M. Koch, the Company’s Vice President – Marketing, has been appointed President and Chief Executive Officer, and Paul H. Askegaard, the Company’s Chief Financial Officer, has also been appointed Secretary, each effective as of November 15, 2013. Messrs. Koch and Askegaard have also been elected to the Company’s Board of Directors (the “Board”), effective as of November 15, 2013.

Joseph C. Levesque retired from the positions of President and Chief Executive Officer, and resigned from the Board, effective as of November 15, 2013. Douglas L. Hemer resigned from the position of Secretary and from the Board, effective as of November 15, 2013. Darnell L. Boehm also resigned from the Board, effective as of November 15, 2013.

Certain Information about Daniel M. Koch:

Daniel M. Koch, age 60, will serve as the Company’s president and chief executive officer effective November 15, 2013. Previous to that, Mr. Koch served as the Company’s vice president – marketing since October 2012. From September 2010 until September 2012, Mr. Koch served as a Senior Account Manager for Delta Design – Rasco, a manufacturer of test handlers. From March 1991 to August 2010, Mr. Koch served as the Company’s vice president - worldwide sales. From March 1990 to March 1991, Mr. Koch served as the vice president of sales of Summation, Inc., a company involved with the testing of PC boards. From December 1973 to March 1990, Mr. Koch served in various sales positions and most recently as vice president of sales of Micro Component Technology, Inc. Mr. Koch’s extensive experience in the semiconductor equipment industry and knowledge of the Company’s products, markets and customers is invaluable to the Board.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

99.1	Press Release issued November 15, 2013

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 15, 2013	AETRIUM INCORPORATED

	By:	/s/ Paul H. Askegaard
Paul H. Askegaard
Chief Financial Officer

Exhibit Index

Exhibit No.	Description

99.1	Press Release issued November 15, 2013